RESTATED ARTICLES OF INCORPORATION

OF

BLACK HILLS POWER, INC.

Black Hills Power, Inc., a corporation duly organized and existing under the provisions of Chapter 49-33 of the South Dakota Codified Laws, does hereby certify as follows:

1.    The name of the Corporation is Black Hills Power, Inc. The name under which the Corporation was originally incorporated was Black Hills Power and Light Company. Articles of Amendment were filed to change the name to Black Hills Corporation, Black Hills Power and Light Company, and Black Hills Power, Inc. respectively.

2.    The original Articles of Incorporation were filed with the South Dakota Secretary of State on August 27, 1941.

3.    Black Hills Power, Inc. does hereby restate its Articles of Incorporation as of January 30, 2018, and by doing so includes the Restated Articles of Incorporation adopted by the Board of Directors on May 24, 1994 and filed on June 1, 1994, and all subsequent amendments, exchanges and corrections thereto, including the amendment dated January 30, 2018.

ARTICLE I.

The name of the Corporation is Black Hills Power, Inc., and its principal corporate offices are located at 7001 Mt. Rushmore Road, Rapid City, Pennington County, South Dakota.

The Corporation is formed for the purpose of generating, transmitting and distributing electricity within the State of South Dakota or elsewhere, the same to be sold to and used by the public for heat, light or power, pursuant to the provisions of Chapters 49-33 and 49-34 of the South Dakota Codified Laws, and shall have all the powers, rights and privileges therein provided and set forth, together with such additional powers, rights and privileges as may otherwise be provided by the laws of the State of South Dakota.

ARTICLE II.

The amount of total authorized capital stock of the Corporation shall be 50,000,000 shares of Common Stock having a par value of $1.00 per share.

ARTICLE III.

The Corporation shall have perpetual existence.

ARTICLE IV.

The name and address of the Corporation’s registered agent is:

Corporation Service Company
503 South Pierre Street
Pierre, SD 57501

ARTICLE V.

The business of the Corporation shall be governed by a board of not less than three (3) Directors and such greater number as the Bylaws shall designate, their qualifications and terms of office to be determined by the Bylaws of the Corporation.

The Directors shall serve as Trustees of the shareholders of the Corporation solely for the purpose of satisfying the minimum stock ownership requirements of SDCL 49-33-15.

ARTICLE VI.

Each person who is or was a director or officer of the Corporation and each person who serves or served at the request of the Corporation as a director or officer shall be indemnified by the Corporation in accordance with and to the fullest extent authorized by the South Dakota Business Corporation Act of the State of South Dakota as the same now exists or may be hereafter amended. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

ARTICLE VII.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by the laws of the State of South Dakota.

IN WITNESS WHEREOF, Black Hills Power, Inc., as authorized and directed by resolutions adopted by its Board of Directors at a regular meeting held on January 30, 2018, pursuant to authority at SDCL 49-33-1, executes these Restated Articles of Incorporation on January 30, 2018, through its duly authorized officer.

/s/ Roxann R. Basham
Roxann R. Basham
Vice President - Governance and
Corporate Secretary

STATE OF SOUTH DAKOTA

COUNTY OF PENNINGTON

On this 30th day of January, 2018, before me, the undersigned officer personally appeared Roxann R. Basham, known to me or satisfactorily proven to be the person whose name is subscribed to the foregoing instrument and she acknowledged to me that she executed the same for the purposes contained therein.

Subscribed and sworn to before me this 30th day of January, 2018.

/s/ LeeAnn Steckler
Notary Public
My commission expires: 06-23-23

(SEAL)